EXHIBIT 1

                                         Media:    Marni Lemons
                                                   317-261-8219
                                                   email: mlemons@ipalco.com

                                       Investor:   Jennifer Kent
                                                   317-261-8259
                                                   email: jkent@ipalco.com

                                                   Stephen J. Plunkett
                                                   317-261-8013

          IPALCO Board Approves New Financial Strategy
     --Will Repurchase 12 Million Shares of Common Stock
                 and Reduce Quarterly Dividend--
--Shareholders Will Have the Option to Sell Shares at a Premium--
--Action Will Have No Effect on Indianapolis Power & Light Customers--

INDIANAPOLIS, February 25, 1997 -- IPALCO Enterprises, Inc., (NYSE:IPL) announced today that its Board of Directors approved a new financial strategy designed to maximize shareholder value and position IPALCO for an increasingly competitive business environment.

The plan includes:

* A recapitalization of IPALCO to employ a higher degree of leverage in its capital structure while the electric utility industry is in a transition period between regulation and competition. The leveraged recapitalization will be accomplished through a self tender offer to purchase up to 12 million shares, or 21 percent, of IPALCO's outstanding common stock. The tender, which is scheduled to commence on February 28, 1997, will be effected through a "Dutch auction" at a price of not less than $29.00 nor more than $34.00 per share. The potential $410 million transaction will be financed with a 5-year bank debt facility. The recapitalization is being effected by the parent company, IPALCO Enterprises, Inc., and will not affect the capitalization of Indianapolis Power & Light Company, its wholly owned subsidiary.

* A reduction in the quarterly dividend to $0.25 per share ($1.00 annually) from the previous $0.37 per share ($1.48 annually), effective with the payment of the next quarterly dividend. That dividend is payable on April 15, 1997 to shareholders of record on March 21, 1997, regardless of whether or when such shares are tendered. Future dividend action will be guided by, among other factors, a policy of paying out 45 to 50 percent of the prior year's earnings.

* A target consolidated debt-to-capital ratio of 45 percent which IPALCO believes can be achieved within the next five years.
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                                     (first add)

John R. Hodowal, IPALCO Chairman and President, said: "Eighteen months ago IPALCO embraced a strategy of pushing for genuine effective competition in the electric utility industry. Since then we have worked not only to influence the national debate over how competition in our industry should be achieved, but also to transform IPALCO from a regulated to a competitive enterprise. Our new financial strategy represents another important step in that progression. With our strong cash flow, IPALCO intends to create additional shareholder value and provide the financial resources to implement our growth strategy.

"By purchasing common stock at a premium to its recent market value we will accelerate and increase the cash received by our shareholders. In fact, the payment of cash through a $410 million repurchase equals nearly five years of dividends based on the previous dividend rate. Reducing the dividend rate improves the Company's financial flexibility going forward. A dividend payout ratio of 45 to 50 percent of prior year earnings is more consistent with companies operating today in a competitive environment compared to the traditional utility payout ratio of 70% or more," he said.

"Moreover, with our solid underlying earnings prospects, combined with the effect of reduced shares outstanding, IPALCO is positioned to achieve strong growth in earnings per share in 1997. This will be further enhanced in 1998 and beyond as our cash flow enables the transaction debt to be repaid and interest expense to decline.

"By targeting a constant payout ratio, dividend growth in 1998 and subsequent years is positioned to be equally strong," he said.

While recognizing that the Company's dividend action was a break with its historical pattern of increases, Hodowal noted several significant shareholder advantages to receiving cash through a stock purchase rather than exclusively through dividends.

"We are positioning IPALCO's stock for market value growth and slightly less income orientation than in the past. This recognizes that for most individual investors, current laws tax capital gains at rates lower than dividend income," Hodowal said.

"We believe the price range established for our tender offer will allow those shareholders who desire a more income-oriented investment to exit their investment in IPALCO on favorable terms. However, we believe that shareholders who choose not to tender their shares also will benefit from this transaction. They will own a 26.7 percent greater interest in a highly competitive company with a stronger earnings per share growth rate," he said.


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                             (second add)

Hodowal also elaborated on the Company's target debt-to-capital ratio: "We believe that in a competitive environment a consolidated debt-to-total capital ratio of 45 percent is appropriate. However, given the expectation that effective competition will not occur until competitive transition periods have expired, it makes sense to employ more leverage today to distribute cash to shareholders.

"We are confident that by the time effective competition becomes a reality, we will have achieved our target debt-to-capital ratio," he said.

John Brehm, IPALCO's Vice President and Treasurer, summarized the goals of the financial strategy by saying that they "will provide IPALCO with sufficient funds to replace existing assets and undertake investments in new growth, while maintaining a prudent balance between debt and equity in our capital structure. This action also will preserve the financial flexibility necessary to accommodate unexpected future cash needs."

Hodowal added: "Our financial strategy commits IPALCO to a course of action that is consistent with both our long-term business plan and the best interest of our shareholders. The increased use of debt is a tangible expression of the Board's and management's confidence in the Company and provides greater assurance to shareholders that strategic undertakings will be value-enhancing."

Under the terms of the self tender offer that is scheduled to commence on Friday, February 28, 1997, the Company will offer to purchase up to 12 million shares at a price of not less than $29.00, nor more than $34.00 per share. IPALCO has been advised that officers and directors will not participate in the tender offer.

Shareholders who wish to participate must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase. The offer, the proration period and withdrawal rights will expire at 12:00 Midnight, Eastern Standard Time on March 27, 1997, unless the offer is extended by the Company.

Following the expiration of the offer, IPALCO will set the final share price for the tendered shares which will be the lowest price within the stated range that will permit IPALCO to purchase 12 million shares, or such lesser number as is tendered. All shareholders whose shares are purchased will receive the same price per share. All shares properly tendered at or below the final purchase price will be purchased at the final purchase price, subject to the conditions of the offer, including the terms of the proration.

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                              (third add)

The Dealer Manager for the offer is Dillon, Read & Co. Inc. The Information Agent is D.F. King & Co., Inc. Copies of the Offer to Purchase and related materials, dated February 28, 1997, will be sent to all IPALCO shareholders. The terms of the offer and procedures for tendering are explained in detail in these materials. Shareholders are urged to carefully read these materials prior to making any decision with respect to the offer. Additional copies of these materials may be obtained from the Information Agent by calling 1-800-848-2998.

IPALCO Enterprises, Inc. is a multi-state energy company providing a variety of energy related products and services. Its principal subsidiary, Indianapolis Power & Light Company, provides retail electric service to approximately 410,000 commercial, industrial and residential customers in Indianapolis and other parts of Central Indiana.

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Statements contained in this Press Release regarding the future earnings prospects, growth in earnings per share, dividend growth and debt-to-capital ratio of IPALCO Enterprises, Inc. ("IPALCO") are not historical facts and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Each of these items is dependent on the earnings of IPALCO. Some of the most important factors which will impact IPALCO's earnings, and could cause actual results to differ materially from those discussed in the forward looking statements, primarily through its wholly-owned subsidiary, Indianapolis Power & Light Company ("IPL"), include, but are not limited to, fluctuations in customer growth and demand, weather, fuel costs and availability, regulatory action, federal and state legislation, interest rates, labor strikes, maintenance and capital expenditures and local economic conditions. In addition, IPL's ability to have available an appropriate amount of production capacity in a timely manner can significantly impact IPL's financial performance. The timing of deregulation and competition, product development and introductions, and technology changes are also important potential factors.